Exhibit 99.1

8503 Hilltop Drive, Ooltewah, TN 37363 Telephone 423.238.4171

CONTACT:	Miller Industries, Inc.
Debbie Whitmire, Chief Financial Officer (423) 238-4171
Frank Madonia, General Counsel (423) 238-4171
FTI Consulting, Inc.
Investor Contact: Nareg Sagherian (202) 255-4225

MILLER INDUSTRIES REPORTS 2021 SECOND QUARTER RESULTS

CHATTANOOGA, Tenn., August 4, 2021/PRNewswire/ -- Miller Industries, Inc. (NYSE: MLR) (the "Company") today announced financial results for the second quarter ended June 30, 2021.

For the second quarter of 2021, net sales were $181.2 million, an increase of 40.9%, compared to $128.5 million for the second quarter of 2020. Net income in the second quarter of 2021 was $6.5 million, or $0.57 per share, an increase of 11.8%, compared to net income of $5.8 million, or $0.51 per share, in the prior year period.

Gross profit for the second quarter of 2021 was $20.6 million, or 11.4% of net sales, compared to $17.7 million, or 13.8% of net sales, for the second quarter of 2020. Selling, general and administrative expenses were $12.0 million, or 6.6% of net sales, compared to $10.1 million, or 7.8% of net sales, in the prior year period.

For the six months ended June 30, 2021, net sales were $351.1 million, an increase of 15.3% compared to $304.6 million in the prior year period. The Company reported net income of $9.7 million, or $0.85 per share for the six months of 2021, a decrease of 13.9% compared to net income of $11.3 million, or $0.99 per share for the first six months of 2020.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.18 per share, payable September 13, 2021 to shareholders of record at the close of business on September 3, 2021, the forty-third consecutive quarter that the Company has paid a dividend.

Jeffrey I. Badgley, Co-Chief Executive Officer of the Company said, “We are encouraged by our strong performance in the second quarter as our operations continued to normalize towards pre-pandemic levels. For the second quarter, sales increased 40.9% to $181.2 million as demand trends continued to improve across all of our markets. In addition, our operations are beginning to see the benefits of our enterprise software upgrades completed in the first quarter and we do not anticipate any significant disruptions to our business operations as we work to implement further system improvements across our network. Despite favorable demand conditions and improving industry dynamics, our operations continue to be impacted by supply chain disruptions and limited availability of freight transportation across our network, as well as increased employee turnover and difficulties in hiring new workers. While we anticipate these headwinds to continue, we are leveraging all available resources to ensure we can meet customer demand.”

– MORE –

MILLER INDUSTRIES REPORTS 2021 SECOND QUARTER RESULTS	PAGE 2

Mr. Badgley continued, “With industry dynamics such as vehicle miles traveled continuing to improve, we are encouraged by the favorable demand backdrop as evidenced by our healthy order rates and strong backlog. Despite the challenges faced in our domestic export shipping operations, customer demand in our international business is strong. As we move into the second half of the year, the industry backdrop continues to improve and we are well positioned to capitalize on all growth opportunities. Lastly, our financial position and strong cash generation grant us the financial flexibility to drive the business forward and deliver for our customers.”

In conjunction with this release, the Company will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for tomorrow, August 5, 2021, at 10:00 AM ET. Listeners can access the conference call live and archived over the Internet through a link at:

https://www.webcaster4.com/Webcast/Page/1034/42388

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through August 12, 2021. The replay number is 1-844-512-2921, Passcode 5677126.

Miller Industries is The World's Largest Manufacturer of Towing and Recovery Equipment®, and markets its towing and recovery equipment under a number of well-recognized brands, including Century®, Vulcan®, Chevron™, Holmes®, Challenger®, Champion®, Jige™, Boniface™, Titan® and Eagle®.

- MORE -

MILLER INDUSTRIES REPORTS 2021 SECOND QUARTER RESULTS	PAGE 3

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management. Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things: the overall impact of the COVID-19 pandemic on the Company’s revenues, results of operations and financial condition; the duration and severity of the COVID-19 pandemic, including actions that may be taken by government authorities and others to address or otherwise mitigate the impact of the COVID-19 pandemic; the cyclical nature of our industry and changes in consumer confidence; economic and market conditions, including the negative impacts of the COVID-19 pandemic on global economies and the Company’s customers, suppliers and employees; our dependence upon outside suppliers for our raw materials, including aluminum, steel, petroleum-related products and other purchased component parts, as well as truck chassis; our recent supply chain challenges and our ability to manage our inventory and our workforce to adapt to the increased complexity in our supply chain; changes in price and availability (including as a result of the increased demand due to improving economic conditions, the impact of the COVID-19 pandemic and the imposition of additional tariffs) of aluminum, steel, petroleum-related products and other purchased component parts, as well as truck chassis;  delays in receiving supplies of such materials or parts, including as a result of the impact of the COVID-19 pandemic; our customers’ access to capital and credit to fund purchases; operational challenges caused by increased sales volumes in recent years, prior to the COVID-19 pandemic; various political, economic and other uncertainties relating to our international operations, including restrictive taxation and foreign currency fluctuation; special risks from our sales to U.S. and other governmental entities through prime contractors; our ability to secure new government orders; changes in fuel and other transportation costs, insurance costs and weather conditions; changes in government regulations; failure to comply with domestic and foreign anti-corruption laws; competition in our industry and our ability to attract or retain customers; our ability to develop or acquire proprietary products and technology; assertions against us relating to intellectual property rights; problems hiring or retaining skilled labor; a disruption in, or breach in security of, our information technology systems or any violation of data protection laws; changes in the tax regimes and related government policies and regulations in the countries in which we operate; the effects of regulations relating to conflict minerals; the catastrophic loss of one of our manufacturing facilities; environmental and health and safety liabilities and requirements; loss of the services of our key executives; product warranty or product liability claims in excess of our insurance coverage; potential recalls of components or parts manufactured for us by suppliers or potential recalls of defective products; an inability to acquire insurance at commercially reasonable rates; and those other risks referenced herein, and those risks discussed in our filings with the Securities and Exchange Commission, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, as supplemented in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, which discussion is incorporated herein by this reference. Such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

- MORE -

Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data) (Unaudited)

	Three Months Ended			Six Months Ended
	June 30			June 30
			%			%
	2021	2020	Change	2021	2020	Change
NET SALES	$181,158	$128,529	40.9%	$351,070	$304,583	15.3%

COSTS OF OPERATIONS	160,568	110,802	44.9%	314,649	268,318	17.3%

GROSS PROFIT	20,590	17,727	16.2%	36,421	36,265	0.4%

OPERATING EXPENSES:
Selling, General and Administrative Expenses	12,019	10,067	19.4%	23,070	21,041	9.6%

NON-OPERATING (INCOME) EXPENSES:
Interest Expense, Net	340	429	(20.7)%	615	788	(22.0)%

Other (Income) Expense, Net	(48)	(275)	(82.5)%	228	(184)	(223.9)%

Total Expense, Net	12,311	10,221	20.4%	23,913	21,645	10.5%

INCOME BEFORE INCOME TAXES	8,279	7,506	10.3%	12,508	14,620	(14.4)%

INCOME TAX PROVISION	1,763	1,680	4.9%	2,814	3,363	(16.3)%

NET INCOME	$6,516	$5,826	11.8%	$9,694	$11,257	(13.9)%

BASIC INCOME PER COMMON SHARE	$0.57	$0.51	11.8%	$0.85	$0.99	(14.1)%

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.18	$0.18	0.0%	$0.36	$0.36	0.0%

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	11,411	11,405	0.1%	11,411	11,405	0.1%

Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share data)

	June 30,
	2021	December 31,
	(Unaudited)	2020
ASSETS
CURRENT ASSETS:
Cash and temporary investments	$53,934	$57,521
Accounts receivable, net of allowance for doubtful accounts of $1,369 and $1,295 at June 30, 2021 and December 31, 2020, respectively	161,778	141,642
Inventories, net	91,996	83,939
Prepaid expenses	7,453	3,167
Total current assets	315,161	286,269
NONCURRENT ASSETS:
Property, plant and equipment, net	98,820	98,620
Right-of-use assets - operating leases	1,359	1,468
Goodwill	11,619	11,619
Other assets	520	434
TOTAL ASSETS	$427,479	$398,410

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$108,078	$85,534
Accrued liabilities	24,177	24,773
Current portion of operating lease obligation	367	354
Current portion of finance lease obligation	22	21
Total current liabilities	132,644	110,682
NONCURRENT LIABILITIES:
Noncurrent portion of operating lease obligation	992	1,116
Noncurrent portion of finance lease obligation	4	15
Deferred income tax liabilities	4,261	4,144
Total liabilities	137,901	115,957

SHAREHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized, 11,410,728 and 11,405,468, outstanding at June 30, 2021 and December 31, 2020, respectively	114	114
Additional paid-in capital	151,449	151,249
Accumulated surplus	139,465	133,879
Accumulated other comprehensive loss	(1,450)	(2,789)
Total shareholders' equity	289,578	282,453
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$427,479	$398,410